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                                                                    EXHIBIT 23.3



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000), pertaining to the Liberty Media Corporation 2000 Incentive Plan (As Amended and Restated Effective August 10, 2001) of Liberty Media Corporation, of our report dated February 23, 2001 except for Note 8, as to which the date is March 30, 2001, with respect to the consolidated financial statements and schedule of Teligent, Inc. (on May 21, 2001, Teligent, Inc.
filed for protection under the United States bankruptcy laws, see Note 18 (unaudited) to the consolidated financial statements of Teligent, Inc.)
included in its Annual Report (Form 10-K/A) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP


McLean, Virginia
July 25, 2001